Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 of US LBM Holdings, Inc. of our reports dated May 1, 2017 and November 3, 2016, relating to the consolidated financial statements of Lampert Yard, Inc. and Consolidated Affiliates, as of February 24, 2015 and December 31, 2014 and for the period from January 1, 2015 through February 24, 2015 and for the year ended December 31, 2014, and as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, and to the reference to our Firm under the caption “Experts”.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

June 28, 2017